Exhibit T3B.27

OJ - INT001/02

DEED OF AMENDMENT OF ARTICLES OF ASSOCIATION OF

LINDORFF NETHERLANDS HOLDING B.V.

On this day, the thirty-first of August, two thousand and eighteen, the following appeared before me, Pieter Heyme Bolland, notary public, with place of business in Amsterdam, the Netherlands:

Mr Eser Halil Türkyilmaz, born in Zutphen, the Netherlands, on the nineteenth day of November, nineteen hundred and ninety-one, to this effect domiciled at the office address of Nineyards Law B.V., this being De Boelelaan 30, 1083HJ Amsterdam, of Dutch nationality and holder of the Dutch passport with number Data removed by CoC valid until the twenty-fifth day of September, two thousand and twenty-five, to this effect acting as lawyer/employee of the aforementioned Nineyards Law B.V.

The person appearing stated:

I.	CURRENT ARTICLES OF ASSOCIATION

The Articles of Association (“Articles of Association”) of Lindorff Netherlands Holding B.V., a private company with limited liability, having its registered office in Amersfoort, the Netherlands, with the address Spoetnik 20, 3824MG Amersfoort, the Netherlands, registered in the Commercial Register of the Chamber of Commerce in the Netherlands under number 08178741 (the “Company”), were most recently amended in their entirety by deed of amendment to the Articles of Association executed before Mr P.G. van Druten, notary public, with place of business in Amsterdam, the Netherlands, on the twentieth day of September two thousand and seventeen; the Articles of Association have not been amended since then.

II.	DECISION TO AMEND THE ARTICLES OF ASSOCIATION

The General Meeting of Shareholders of the Company unanimously resolved in writing on the twenty-sixth of July two thousand and eighteen (hereinafter referred to as the “Resolution”) (i) to amend the Articles of Association of the Company in their entirety and (ii) to authorise the person appearing to execute and sign this deed.

III.	AMENDMENT OF THE ARTICLES OF ASSOCIATION

The person appearing then declared in implementation of the Resolution to amend in full the Articles of Association of the Company as follows:

ARTICLES OF ASSOCIATION:

1	Definitions

1.1	In these Articles of Association, the following definitions shall apply:

Share: a share in the capital of the company;

Shareholder: a holder of one or more shares;

General Meeting of Shareholders: the General Meeting of Shareholders of the company;

Impediment: impediment as referred to in Article 2:244 paragraph 4 of the Dutch Civil Code, including the situation that the person concerned has indicated in writing that there is an impediment during a certain period of time;

Certificate: a certificate for a share;

Board: the management board of the Company;

In writing: by letter, fax, email, or by a legible and reproducible message sent electronically in any other way, provided that the identity of the sender can be established with adequate certainty;

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Company body: the Board or the General Meeting of Shareholders;

Person entitled to attend meetings: a shareholder, a holder of one or more certificates to which meeting rights are assigned, and a usufructuary or pledgee to whom the voting rights on one or more shares and/or meeting rights are assigned;

Meeting right: the right to attend and address the General Meeting of Shareholders in person or by written proxy, and the other rights which the law grants to holders of certificates for shares to which meeting rights are attached.

1.2	References to articles refer to articles of these Articles of Association unless the contrary is proven.

2	Name and registered office

2.1	The name of the Company is:

Intrum Nederland Holding B.V.

2.2	The Company is based in Amersfoort.

3	Objective

The objectives of the Company are:

(a)	Founding, in any way participating in, managing and supervising enterprises and companies;

(b)	financing of businesses and companies;

(c)	borrowing, lending and raising funds, including the issue of bonds, debentures or other securities, and entering into related agreements;

(d)	providing advice and services to companies and companies with which the Company is affiliated in a group and to third parties;

(e)	providing guarantees, binding the Company and encumbering assets of the Company for liabilities of the Company, group companies and/or third parties;

(f)	acquiring, managing, operating and disposing of registered property and assets in general;

(g)	trading of currency, securities and asset values in general;

(h)	exploiting and trading patents, trademark rights, licences, knowhow and other intellectual and industrial property rights;

(i) the performance of all kinds of industrial, financial and commercial activities, and anything related or conducive to the above, all in the broadest sense.

4	Capital

4.1	The nominal amount of each of the shares is one hundred euros (EUR 100.00).

4.2	All shares are registered. Share certificates are not issued.

5	Register

The Board shall keep a register which shall include the names and addresses of all shareholders, pledgees and usufructuaries, and holders of certificates to which meeting rights are attached.

6	Issue of shares

6.1	Shares are issued pursuant to a resolution of the General Meeting of Shareholders. The General Meeting of Shareholders may transfer its authority to do so to the Board and may revoke this transfer.

6.2	The resolution to issue shares determines the issue price and further terms and conditions of issue.

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6.3	Each shareholder has a pre-emptive right when shares are issued in proportion to the aggregate nominal amount of his shares, subject to legal restrictions and the provisions of Article 6.4.

6.4	The pre-emptive right may be limited or excluded, each time for a single issue, by a resolution of the company body authorised to issue.

6.5

The above provisions of this Article 6 shall apply mutatis mutandis to the granting of rights to subscribe to shares, but shall not apply to the issue of shares to a person exercising a previously acquired right to subscribe to shares.

6.6	The issue of a share also requires an instrument drawn up for that purpose before a notary public whose place of business is in the Netherlands to which the parties concerned are party.

6.7	When each share is issued, the entire nominal amount must be paid thereon.

7	Own shares and capital reduction

7.1

Acquisition of fully paid-up shares in the Company’s own capital or certificates shall take place pursuant to a resolution of the Board, whereby a resolution to acquire otherwise than for no consideration shall require the approval of the General Meeting of Shareholders.

7.2	The General Meeting of Shareholders may decide to reduce the Company’s issued capital.

8	Transfer of shares

8.1	The transfer of a share requires an instrument drawn up for that purpose before a notary public with a place of business in the Netherlands to which the parties concerned are parties.

8.2

Except in the event that the Company itself is a party to the legal act, the rights attached to a share can only be exercised after the Company has acknowledged the legal act or the deed has been served on it, in accordance with the provisions of the law.

9	No transfer restrictions

Notwithstanding the provisions of Article 2:195 of the Dutch Civil Code, the transfer of one or more shares is not subject to any restriction.

10	Pledge and usufruct

10.1	The provisions of Article 8 shall apply mutatis mutandis to the creation of a pledge on shares and to the creation or transfer of a usufruct on shares.

10.2	The voting right on a share may be granted to the usufructuary or pledgee subject to the provisions of the law.

10.3

The pledgee or usufructuary with voting rights shall also have meeting rights. Meeting rights may be granted to the usufructuary or pledgee without voting rights with due observance of the statutory provisions.

11	Certificates

11.1

The General Meeting of Shareholders is authorised to attach meeting rights to certificates. The General Meeting of Shareholders is also authorised to withdraw the right to attend meetings from certificates, provided this authority was reserved when the right to attend meetings was granted, or with the consent of the relevant holder(s) of the certificates.

11.2	The transfer of a certificate requires a deed to that effect to which the parties concerned are parties.

11.3

Except where the Company itself is a party to the legal act, the right to attend meetings attached to a certificate may be exercised only after the Company has acknowledged the legal act or the deed has been transferred to it in accordance with the of the law.

12	Directors

12.1	The Board consists of one or more directors. Both natural persons and legal entities can be directors.

12.2	Directors are appointed by the General Meeting of Shareholders.

12.3	Any director may be suspended and dismissed by the General Meeting of Shareholders at any time.

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12.4	The power of determine remuneration and further conditions of employment for directors belongs to the General Meeting of Shareholders.

13	Tasks and decision-making board

13.1	The directors are responsible for managing the Company. In discharging their duties, the directors shall be guided by the interests of the Company and its affiliated companies.

13.2	On the Board, each director has one vote.

13.3	All decisions of the Board are taken by more than half of the votes cast.

13.4

Decisions of the Board may also be taken outside a meeting, in writing or otherwise, provided that the proposal in question has been submitted to all directors in office and none of them opposes this method of decision-making.

13.5

The Board may adopt further rules concerning the decision-making process and working methods of the Board. Within that framework, the Board may determine, among other things, which tasks each director will be specifically charged with. The General Meeting of Shareholders may determine that these rules and division of tasks must be laid down in writing and subject these rules and division of tasks to its approval.

13.6

A director shall not participate in the deliberations and decision-making if he has a direct or indirect personal interest that conflicts with the interest of the Company and affiliated companies. The previous sentence shall not apply if all directors have such a personal interest. In that case the Board retains its authority, without prejudice to the provisions of Article 14.2.

14	Approval of Board decisions

14.1	The General Meeting of Shareholders is authorised to subject resolutions of the Board to its approval. Such resolutions must be clearly defined and communicated to the Board in writing.

14.2

A resolution of the Board to perform a legal act in which one or more of the directors have a direct or indirect personal interest that conflicts with the interests of the Company and its affiliated companies is subject to the approval of the General Meeting of Shareholders.

14.3	The Board may perform the legal acts referred to in Section 2:204 of the Dutch Civil Code without the prior approval of the General Meeting of Shareholders.

14.4	The absence of approval by the General Meeting of Shareholders for a resolution referred to in this Article 14 shall not affect the power of representation of the Board or directors.

15	Representation

15.1

The directors are authorised to represent the Company. If two or more directors are in office, the power of representation shall also accrue to two directors jointly and to a director and a proxy holder jointly.

15.2

The Board may appoint officers with general or limited power of representation. Each of these shall represent the Company with due observance of the limits imposed on their powers. The titles of these officers shall be determined by the Board. These officers may be registered in the commercial register, stating the extent of their powers of representation.

16	Dismissal or impediment of a director

16.1	In the event of the absence or inability to act of a director, the remaining directors or the remaining director shall be temporarily in charge of the management of the Company.

16.2

In the event of the absence or inability to act of all directors or the sole director, the Company shall be temporarily managed by one or more other persons designated for that purpose by the General Meeting of Shareholders.

17	Financial year and annual financial statements

17.1	The Company’s financial year is the calendar year.

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17.2

Annually, within five months of the end of the financial year, unless this period is extended by a maximum of five months by the General Meeting of Shareholders on the grounds of special circumstances, the Board prepares annual financial statements and makes them available for inspection by shareholders at the Company’s offices.

17.3	Within this period, the Board also makes the management report available for inspection by shareholders.

17.4	The annual financial statements consist of a balance sheet, an income statement and notes.

17.5	The annual financial statements are signed by the directors. If the signature of one or more of them is missing, this shall be stated and reasons given.

17.6	The Company may, and if so required by law, shall, instruct an auditor to audit the annual financial statements. The General Meeting of Shareholders is authorised to grant the assignment.

17.7

The General Meeting of Shareholders shall adopt the annual financial statements. Signing the annual financial statements by the directors does not also constitute adoption by the General Meeting of Shareholders, even if all shareholders are also directors.

17.8	The General Meeting of Shareholders may grant full or limited discharge to the directors for their management.

17.9	The preceding paragraphs of this Article 17 shall apply unless Article 2:395a, Article 2:396 or Article 2:403 of the Dutch Civil Code applies to the Company and provides otherwise therein.

18	Profits and distributions

18.1

The General Meeting of Shareholders is authorised to allocate the profit determined by adopting the annual financial statements. If the General Meeting of Shareholders does not adopt a resolution to allocate the profit prior to or no later than immediately after the resolution to adopt the annual financial statements, the profit will be reserved.

18.2

The General Meeting of Shareholders is authorised to determine distributions. If the Company is required to maintain reserves by law, this power only applies to the extent that equity exceeds those reserves. A resolution of the General Meeting of Shareholders to make a distribution shall have no effect until the Board has granted its approval. The Board may only withhold such approval if it knows or should reasonably foresee that the Company will not be able to continue to pay its due debts.

19	General Meeting of Shareholders

19.1	During each financial year, at least one General Meeting of Shareholders, the annual meeting, shall be held or decided upon at least once in accordance with Article 25.

19.2	Other General Meetings of Shareholders are held as often as the Board deems necessary.

19.3

One or more persons entitled to attend meetings representing alone or jointly at least one hundredth of the Company’s issued capital may request the Board in writing, specifying precisely the matters to be discussed, to convene a General Meeting of Shareholders. If the Board has not taken the necessary measures to enable the meeting to be held within four weeks of receiving the request, the applicants themselves shall be authorised to convene the meeting.

20	Convocation and venue

20.1

General Meetings of Shareholders are convened by the Board. General Meeting of Shareholders may also be convened by persons holding voting rights shares, together representing at least half of the Company’s issued capital, as well as by pledgees holding voting rights to shares.

20.2	Notice shall be given no later than the eighth day before that of the meeting.

20.3	The convening notice shall state the subjects to be discussed.

20.4

A subject, the consideration of which has been requested in writing not later than 30 days before the day of the meeting by one or more persons entitled to attend the meeting who alone or together represent at least one hundredth of the Company’s issued capital, shall be included in the notice of the meeting or announced in the same manner as the other subjects, provided that no overriding interest of the company opposes this.

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20.5

Notice of the meeting shall be given by means of convening letters addressed to the addresses of the persons entitled to attend the meeting, as listed in the register referred to in Article 5. A person entitled to attend the meeting may also be convened by a legible and reproducible message sent electronically to the address notified by him to the company for this purpose.

20.6

General Meetings of Shareholders shall be held in the municipality where the Company has its registered office according to these Articles of Association. General Meetings of Shareholders may also be held elsewhere, provided that all persons entitled to attend meetings have agreed to the place of the meeting and the directors have been given the opportunity to give their opinion prior to the decision-making.

21	Access and meeting rights

21.1

Every person entitled to attend General Meetings of Shareholders is authorised to speak at and, insofar as he is entitled to vote, exercise his voting right. Persons entitled to attend meetings may be represented at the meeting by a proxy authorised in writing.

21.2

Each person entitled to attend the meeting or his representative present at the meeting must sign the attendance list. The chairman of the meeting may determine that the attendance list must also be signed by other persons present at the meeting.

21.3	As such, the directors have a advisory vote.

21.4	Regarding the admission of other persons to the meeting, the chairman of the meeting decides.

22	Chairman and minutes taker

22.1

The chairman of a General Meeting of Shareholders shall be appointed by those present at the meeting and entitled to vote by more than half of the votes cast. Until such time, a director shall act as chairman or, if no director is present at the meeting, the oldest person present at the meeting in terms of age.

22.2	The chairman of the meeting shall appoint a minutes taker for the meeting.

23	Minutes and record of shareholder resolutions

23.1

Minutes shall be kept of the proceedings at a General Meeting of Shareholders by the secretary of the meeting. The minutes shall be adopted by the chairman and the secretary of the meeting and shall be signed by them in evidence thereof.

23.2

The Board shall keep a record of all resolutions adopted by the General Meeting of Shareholders. If the Board is not represented at the meeting, a copy of the resolutions adopted shall be provided to the Board by or on behalf of the chairman of the meeting as soon as possible after the meeting. The minutes shall be available at the offices of the Company for inspection by those entitled to attend the meeting. A copy of or extract from the minutes shall be provided to each of them on request.

24	Decision-making

24.1	Each share entitles the holder to one vote.

24.2	Insofar as the law or these Articles of Association do not require a larger majority, all resolutions of the General Meeting of Shareholders shall be passed by more than half of the votes cast.

24.3	If the votes are tied, the proposal is rejected.

24.4

If the rules for convening and holding General Meetings of Shareholders provided for by law or by these Articles of Association have not been complied with, valid resolutions may only be passed by the General Meeting of Shareholders if all those entitled to attend meetings have consented to the passing of resolutions and the directors have been given the opportunity to give their advice prior to the passing of resolutions.

24.5

No vote may be cast at the General Meeting of Shareholders for shares belonging to the Company or a subsidiary and for shares for which the Company or a subsidiary holds the certificates. However, pledgees and usufructuaries of shares belonging to the Company or a subsidiary shall not be excluded from voting rights if the pledge or usufruct was established before the share belonged to the Company or that subsidiary. The Company or a subsidiary cannot cast a vote for a share on which it holds a pledge or usufruct.

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25	Decision-making outside meetings

25.1

Resolutions of shareholders may be passed by means other than at a meeting, provided that all those entitled to attend meetings have agreed to this method of decision-making in writing. Votes shall be cast in writing. The directors shall be given the opportunity to give their advice prior to the decision-making.

25.2

For the purposes of Article 25.1, the requirement of written confirmation of votes is also satisfied if the resolution, stating the manner in which each votes, is recorded in writing or electronically and signed by all those entitled to attend meetings.

25.3	The Board shall make a note of the decision as soon as it becomes aware of it and attach it to the notes referred to in Article 23.2.

26	Amendment to Articles of Association

The General Meeting of Shareholders is authorised to amend these Articles of Association. Whenever a proposal to amend the Articles of Association is made at a General Meeting of Shareholders, this must always be stated in the notice convening the meeting. At the same time, a copy of the proposal in which the proposed amendment is included verbatim must be deposited at the Company’s office for inspection by those entitled to attend the meeting until the end of the meeting.

27	Dissolution and liquidation

27.1

The company may be dissolved by a resolution of the General Meeting of Shareholders to that effect. When a proposal to dissolve the Company is made at a General Meeting of Shareholders, this must be stated in the notice of the meeting.

27.2

In the event of dissolution of the Company pursuant to a resolution of the General Meeting of Shareholders, the directors shall become liquidators of the assets of the dissolved Company. The General Meeting of Shareholders may decide to appoint other persons as liquidators.

27.3	During the liquidation, the provisions of these Articles of Association shall remain in force as far as possible.

27.4	Whatever remains after satisfaction of the debts of the dissolved company shall be transferred to the shareholders in proportion to the joint nominal amount of each person’s shares.

The person appearing is known to me, the notary public.

WHEREOF THIS DEED, executed in a single original copy in Amsterdam, the Netherlands, on the date mentioned in the heading of this deed.

Before proceeding to execute the deed, I, the notary public, informed the person appearing of the substance of the deed and gave an explanation thereon, also pointing out the consequences arising for the parties from the contents the deed.

The person appearing then stated that he had taken note of the contents of the deed after having been given the opportunity to do so in good time, that he agreed with the contents of the deed and did not wish the deed to be read out in full.

Immediately after a limited reading, this deed was signed by the person appearing and by me, the notary public.

(Signatures follow)

ISSUED FOR COPY

Processing report

The attached document was received electronically at the Chamber of Commerce on 03-09-2018 14:53 from Pieter Heyme Bolland in his capacity as Notary Public

An electronic signature was found on the document, which was verified and found correct on 03-09- 2018 14:53 by the Chamber of Commerce GX Signature Service.

The corresponding digital certificate used to create the signature has been checked and found to be valid and as not revoked at the time of signing.

The verification took place on 03-09-2018 14:53 by CoC GX Certificate Validation Service.

Certificate details of Pieter Heyme Bolland

T = Notary public

SURNAME = Bolland

SERIAL NUMBER= 277794778347015

GIVEN NAME= Pieter Heyme

C = NL

O = Pieter Heyme Bolland

CN= Pieter Heyme Bolland

With serial number

41fc9b092bb1a09d08892ae1ba57e025e5baa97c

Published by

OID.2.5.4.97= NTRNL-30237459

C = NL

O= QuoVadis Trustlink B.V.

CN= QuoVadis PKIoverheid Organisation Person CA - G3